Vislink Technologies, Inc.

GOVERNANCE AND NOMINATION COMMITTEE CHARTER

Revised as of August 8, 2019

Role

The Governance and Nomination Committee’s role is to: determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, to review, evaluate and recommend changes to the Company’s corporate governance policies and to consider matters of corporate governance generally, to develop and recommend qualification standards and other criteria for selecting new Directors, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.

Membership

The membership of the Committee consists of at least two directors, each of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, provided, that if the Committee consists of at least three directors and applicable laws, regulations and listing requirements so permit, one of those directors need not meet independence requirements. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least twice a year. The two established meetings for the Committee shall be in connection with the quarterly board meeting to review the second quarter financial statements and at the yearend board meeting at which time the Committee shall evaluate, establish, and recommend to the full Board of Directors candidates for the succeeding year’s proxy statement. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board (or within four months, whichever occurs sooner). Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate any search firm used to identify director candidates, or other similar experts or consultants, as it deems appropriate, including sole authority to approve such firms’ fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Governance and Nomination Committee are as follows:

1. Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of Vislink Technologies, Inc.’s shareholders.

2. Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.

3. Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

4. Assist in identifying, interviewing and recruiting candidates for the Board.

5. Annually review the composition of each committee and present recommendations for committee memberships to the Board as requested by the Board.

6. Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

7. Develop and periodically review and recommend to the Board appropriate revisions to the Company’s corporate governance policies, including, among other things, periodically reviewing the Company’s General Code of Ethics; Code of Ethics for Executive Officers and Principal Accounting Personnel; confidential information and insider trading policies and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board as deemed appropriate.

8. Monitor compliance with the Company’s corporate governance policies.

9. Review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee, director independence and the director nominations process, and to recommend that this disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

10. Regularly review and make recommendations about changes to the charters of all Board committees after consultation with the respective committee chairs, in addition to the Committee charter.

11. Obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

12. Assist the Chairman of the Board, if the Chairman is a non-management director, or otherwise the Chairman of the Committee acting as Lead Independent Director, in leading the Board’s annual review of the Chief Executive Officer’s performance.

Foundation

In fulfilling its responsibilities, the Committee will seek to be guided by the following principles:

1. The Board will need directors capable of satisfying the Board’s oversight responsibilities, which include monitoring and/or making inquiries or ensuring: (a) the Company’s performance in relation to its plans, strategies, financial and non-financial objectives; (b) the performance and effectiveness of the Company’s management team; (c) succession and development plans for key Company executives; (d) through the Audit Committee, evaluating the integrity of the Company’s accounting and financial reporting systems, including the audit of the Company’s annual financial statements by the independent auditors, and that appropriate systems of control are in place; and (e) the Company’s compliance with legal and regulatory requirements.

2. Board members are expected to: (a) become and remain informed about the Company, its business and its industry; (b) attend all meetings of the Board and of Board committees on which they serve, having read and considered any materials distributed in advance of the meeting; and (c) participate constructively in Board and committee meetings, drawing upon their individual experience, knowledge and background, as appropriate, to provide perspectives and insights.

3. The Committee will continue to monitor best practices throughout the small and microcap industry. The goal of such effort will be to ensure that:

(a) Frequency of Meetings

The Board will hold at least four regular meetings each year and may hold additional or special meetings whenever necessary. Regular Board meetings will, where appropriate and efficient, be held in person, although Board members may participate by conference call. Special meetings may be held either in person or by conference call. The Board may also act by unanimous written consent.

(b) Board Agendas

In preparation for meetings of the Board, the Chairman, in consultation with the CEO, if such positions are held separately with support from the Secretary of the Company and such other officers as the CEO or Secretary shall designate, shall disseminate to directors on a timely basis briefing materials regarding matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. Each Board member may suggest inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

(c) Board Materials Distributed in Advance

Information and materials that are important to the Board’s understanding of the agenda items and other topics to be considered at a Board meeting should, to the extent practicable and appropriate, be distributed sufficiently in advance of the meeting to permit prior review by the directors. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

(d) Board Committees

The Board currently has the following standing committees: Governance and Nomination Committee, Audit Committee and Compensation Committee. The committees’ charters are posted on the Company’s website. From time to time the Board may form a new committee or disband a current committee depending on the circumstances. Each committee will comply with the independence and other requirements established by applicable law and regulations, including Securities and Exchange Commission and NASDAQ (or any other exchange on which it may be listed) rules, within any required timeframes.

(e) Nominating Process

The nominating process outlined herein applies only with respect to the nomination of director candidates who will be presented to the Company’s stockholders for election at the Annual Meeting, if any.

(i)	The Committee is responsible for screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company. When formulating its Board membership recommendations, the Committee will consider advice and recommendations from stockholders, management, and others as it deems appropriate, and will also take into account the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders.

(ii)	After the completion of interviews (including, as appropriate, with other Board members, the CEO and other members of senior management) and reference checks of identified candidates, the Committee will meet in person or by conference call to discuss and make recommendations to the Board with respect to the candidates. The full Board will then vote on the committee’s recommendations. Those candidates approved by a majority of the Board shall be nominated for election by the Company’s stockholders at the next Annual Meeting.

The Chairman of the Board will contact any candidate(s) so approved, invite them to attend the Company’s Annual Meeting and to join the Board at its first meeting thereafter, if they are elected by the Company’s stockholders at the Annual Meeting. In the case of a Board candidate appointed between Annual Meetings, the same nominating process will generally apply except that the approved candidate will be invited to join the Board at its next meeting after his/her approval by the Board and will stand for election by stockholders at the first Annual Meeting thereafter.